EXHIBIT 10.4
FIRST AMENDMENT TO
TO THE EXECUTIVE EMPLOYMENT AGREEMENT AND NON-QUALIFIED STOCK OPTION PLAN AGREEMENT(S)

This First Amendment to the Executive Employment Agreement and the Non-Qualified Stock Option Plan Agreement(s) (this “Amendment”) is effective as of April 1, 2020 (the “Amendment Effective Date”) by and among Privia Health, LLC (“Privia”), PH Group Parent Corp. (“PH Parent”) and Parth Mehrotra (“Executive”). Privia, PH Parent, and Executive are hereinafter each a “Party” and collectively the “Parties”.

W I T N E S S E T H:

WHEREAS, Privia, Brighton Health Management Corp. (“Brighton”), and Executive entered into that certain Executive Employment Agreement dated as of January 1, 2018 (the “Employment Agreement”) which outlined the terms and conditions of Executives employment by Privia, including but not limited to salary and termination rights. As of January 1, 2019, Brighton is no longer a party to the Employment Agreement;

WHEREAS, PH Parent and Executive entered into that certain Base Option Pool Non- Qualified Stock Option Plan Agreements dated as of August 28, 2018 and December 4, 2019 and Super Tranche Option Pool Non-Qualified Stock Option Plan Agreement dated as of August 28, 2018 and December 4, 2019 (collectively, the “Option Agreements”) which outlined the terms and conditions of Executives grant of options to purchase certain shares in PH Parent;

WHEREAS, as a result of the current, international pandemic, COVID-19, and its impact on Privia’s business, Privia and Executive wish to make certain temporary changes to the terms of his/her Employment Agreement; and

NOW THEREFORE, in consideration of the mutual agreements of the Parties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.All capitalized terms used but not defined herein shall have the meanings assigned to them in the Employment Agreement and the Option Agreements.

2.Beginning on April 1, 2020, Executive’s current base salary will be reduced by 12.5%. This reduction shall remain in effect until Privia provides written notice to Executive that the temporary reduction has been removed. Although Privia’s intent is to treat the reduction as a deferral, Executive acknowledges that there is no guarantee that the 12.5% reduction will be paid to Executive in the future or that it will be paid to Executive within a particular period of time.

3.The Parties hereby acknowledge and agree that the temporary reduction in base salary set forth in Section 2 above (a) is voluntary, (b) does not constitute a breach of the Employment Agreement, and (c) does not constitute Good Reason under either the Employment Agreement or the Option Agreements.

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EXHIBIT 10.4

4.Executive hereby waives, releases, and forever discharges and covenants not to sue PH Parent, Privia, their officers, directors, shareholders, members, parent entities, subsidiaries, affiliates, insurers, representatives and agents with respect to any and all claims, demands, suits, manner of obligations, debt, liability, tort, covenant, contract, or cause of action of any kind whatsoever, at law or in equity, related to or arising from the temporary base salary reduction set forth in Section 2 above.

5.Except as expressly amended or modified herein, the terms of the Employment Agreement and Option Agreements remain in full force and effect. To the extent of any conflict between the terms of this Amendment and those of the Employment Agreement and Option Agreements in effect immediately prior to amendment hereby, the terms of this Amendment shall control.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the Amendment Effective Date.

PRIVIA HEALTH, LLC

By:     /s/ David Mountcastle

Name: David Mountcastle

Title:     CFO

PH GROUP PARENT CORP.

By:     /s/ Shawn Morris

Name: Shawn Morris

Title:     CEO

EXECUTIVE

By:     /s/ Parth Mehrotra

Name: Parth Mehrotra

Title:     COO

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